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                                                                     EXHIBIT 2.2


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          DELPHI FINANCIAL GROUP, INC.,

                         MATRIX ABSENCE MANAGEMENT, INC.

                                       AND

                          THE SHAREHOLDERS NAMED HEREIN


                                      DATED

                                  JUNE 11, 1998


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                                TABLE OF CONTENTS

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ARTICLE I  MERGER...........................................................................................  2

           1.1  Formation of Delphi Subsidiary..............................................................  2
           1.2  The Merger .................................................................................  2
           1.3  Filing .....................................................................................  2
           1.4  Effective Time of the Merger................................................................  3

ARTICLE II  CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS...................................  3

           2.1  Certificate of Incorporation................................................................  3
           2.2  By-Laws ....................................................................................  3
           2.3  Directors and Officers......................................................................  3

ARTICLE III  CONVERSION OF SHARES AND CONTINGENT CONSIDERATION..............................................  3

           3.1  Conversion into Merger Consideration........................................................  3
           3.2  Exchange of Certificates....................................................................  5
                      (a)  Exchange.........................................................................  5
                      (b)  Certificates.....................................................................  5
                      (c)  No Further Rights in Company Capital Stock.......................................  6
                      (e)  No Liability.....................................................................  6
                      (g)  Lost Certificates................................................................  6
           3.3  Stock Transfer Books........................................................................  7
           3.4  Contingent Consideration....................................................................  7

ARTICLE IV  CERTAIN EFFECTS OF THE MERGER...................................................................  9

           4.1  Effect of the Merger........................................................................  9
           4.2  Further Assurances..........................................................................  9

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS............................................... 10

           5.1  Title to Shares............................................................................. 10
           5.2  Authority Relative to Agreement............................................................. 10
           5.3  Waiver of Put and Call Rights............................................................... 11
           5.4  Securities Matters.......................................................................... 11
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ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.............................. 13

           6.1  Organization and Qualification.............................................................. 13
           6.2  Capital Stock of Subsidiaries............................................................... 14
           6.3  Capitalization.............................................................................. 15
           6.4  Authority Relative to This Agreement........................................................ 15
           6.5  No Violations, etc.......................................................................... 16
           6.6  Financial Statements........................................................................ 17
           6.7  Regulatory Reports.......................................................................... 18
           6.8  Absence of Changes or Events................................................................ 18
           6.9  Litigation ................................................................................. 20
           6.10  Title to and Condition of Properties....................................................... 20
           6.11  Leases .................................................................................... 20
           6.12  Contracts; Bank Accounts; Indebtedness..................................................... 20
                      (a)  Contracts and Commitments........................................................ 21
                      (b)  Bank Accounts.................................................................... 22
                      (c)  Indebtedness..................................................................... 22
           6.13  Relationships.............................................................................. 22
           6.14  Labor Matters.............................................................................. 23
           6.15  Compliance with Law........................................................................ 23
           6.16  Intellectual Property...................................................................... 24
           6.17  Taxes ..................................................................................... 25
           6.18  Employee Benefit Plans; ERISA.............................................................. 27
           6.19  Environmental Matters...................................................................... 31
           6.20  Absence of Undisclosed Liabilities......................................................... 35
           6.21  Finders or Brokers......................................................................... 35
           6.22  Regulatory Matters......................................................................... 35
           6.23  Insurance.................................................................................. 35
           6.24  Employment and Labor Contracts............................................................. 36
           6.25  Balance Sheet Reserves..................................................................... 36
           6.26  Year 2000 Compliance....................................................................... 36
           6.27  Qualification of Merger as a Tax Free Reorganization....................................... 37
           6.28  Affiliate Transactions..................................................................... 39
           6.29  Corporate Records.......................................................................... 39
           6.30  Full Disclosure............................................................................ 39

ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF DELPHI....................................................... 40

           7.1  Organization and Qualification.............................................................. 40
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           7.2  Capitalization.............................................................................. 40
           7.3  Authority Relative to This Agreement........................................................ 41
           7.4  No Violations, etc.......................................................................... 41
           7.5  SEC Filings; Financial Statements........................................................... 43
           7.6  Absence of Changes or Events................................................................ 43
           7.7  Stock and Note Consideration................................................................ 43
           7.8  Litigation ................................................................................. 44
           7.9  Finders or Brokers.......................................................................... 44
           7.10 Qualification of Merger as a Tax Free Reorganization........................................ 45
           7.11  Regulatory Matters......................................................................... 46

ARTICLE VIII  CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER......................................... 46

           8.1  Conduct of Business of the Company Pending the Merger....................................... 46

ARTICLE IX  COVENANTS AND AGREEMENTS........................................................................ 50

           9.1  Cooperation................................................................................. 50
           9.2  Availability of Employees and Records....................................................... 51
           9.3  Notification of Changes and Default......................................................... 52
           9.4  Financial Statements, Etc................................................................... 52
           9.5  Publicity .................................................................................. 53
           9.6  No Solicitation............................................................................. 53
           9.7  Confidentiality............................................................................. 54
           9.8  Resignation of Directors.................................................................... 54
           9.9  Fees and Expenses........................................................................... 54
           9.10 Tax Treatment............................................................................... 54
           9.11 Amendment of Tax Returns.................................................................... 55
           9.12 Transfer Restrictions....................................................................... 55
           9.13 Noncompetition.............................................................................. 56
                      (a)  Prohibited Activities............................................................ 56
                      (b)  Damages.......................................................................... 57
                      (c)  Reasonable Restraint............................................................. 57
                      (d)  Severability; Reformation........................................................ 57
                      (e)  Independent Covenant............................................................. 58
                      (f)  Materiality...................................................................... 58
           9.14 Nondisclosure of Confidential Information................................................... 58
           9.15 NYSE Listing................................................................................ 60
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ARTICLE X  CONDITIONS TO CLOSING............................................................................ 60

           10.1  Conditions to Each Party's Obligation to Effect the Merger................................. 60
                      (a)  No Injunctions or Restraints..................................................... 60
                      (b)  Consents and Approvals........................................................... 60
                      (c)  Registration Rights Agreement.................................................... 60
                      (d)  Side Letter...................................................................... 61
           10.2  Conditions to Obligations of Delphi........................................................ 61
                      (a)  Representations and Warranties................................................... 61
                      (b)  Performance of Obligations of the Company........................................ 61
                      (c)  Audit Opinion; SAS 71 Report; Recast EBITDA Review............................... 61
                      (d)  Shareholders' Equity............................................................. 62
                      (e)  Capital Contributions; Uses Thereof; Extraordinary Expenses...................... 62
                      (f)  Repayment of Indebtedness for Money Borrowed..................................... 62
                      (g)  Real Estate Holding Corporation.................................................. 62
                      (h)  Employment Agreements............................................................ 63
                      (i)  Tax Opinion...................................................................... 63
                      (j)  Opinion of Company Counsel....................................................... 63
                      (k)  Gunz Stock Purchase Agreement.................................................... 63
                      (l)  Termination of Shareholders' Agreement........................................... 63
           10.3  Conditions to Obligations of the Company and the Shareholders.............................. 64
                      (a)  Representations and Warranties................................................... 64
                      (b)  Performance of Obligations of Delphi and Delphi Subsidiary....................... 64
                      (c)  Tax Opinion...................................................................... 64
                      (d)  Opinion of Delphi Counsel........................................................ 65

ARTICLE XI  TERMINATION..................................................................................... 65

           11.1  Termination................................................................................ 65
           11.2  Effect of Termination...................................................................... 66

ARTICLE XII  INDEMNIFICATION................................................................................ 66

           12.1  Delphi's Losses............................................................................ 66
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           12.2  Shareholders' Losses....................................................................... 69
           12.3  Notice of Loss............................................................................. 70
           12.4  Right to Defend............................................................................ 70
           12.5  Cooperation................................................................................ 71
           12.6  Subrogation................................................................................ 72

ARTICLE XIII  MISCELLANEOUS................................................................................. 72

           13.1  Survival of Covenants, Agreements, Representations and Warranties.......................... 72
                      (a)  Covenants and Agreements......................................................... 72
                      (b)  Representations and Warranties................................................... 72
           13.2  Closing and Waiver......................................................................... 73
           13.3  Notices ................................................................................... 73
           13.4  Counterparts............................................................................... 76
           13.5  Interpretation............................................................................. 76
           13.6  Amendment ................................................................................. 76
           13.7  No Third Party Beneficiaries............................................................... 76
           13.8  Governing Law.............................................................................. 77
           13.9  Entire Agreement........................................................................... 77
           13.10 No Recourse Against Others................................................................. 77
           13.11 Validity .................................................................................. 77
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                                      -v-
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                               DISCLOSURE SCHEDULE

COMPANY DISCLOSURE SECTIONS

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SECTION

6.1           Organization and Qualification
6.2           Capital Stock of Subsidiaries
6.3           Capitalization
6.5           No Violations, etc.
6.6           Financial Statements
6.8           Absence of Changes or Events
6.9           Litigation
6.10          Title to and Condition of Properties
6.11          Leases
6.12          (a)  Contracts and Commitments
              (b)  Bank Accounts
              (c)  Indebtedness
6.13          Relationships
6.15          Compliance with Law
6.16          Intellectual Property
6.18          Employee Benefit Plans; ERISA
              (r)  Employee Termination
              (s)  Excess Parachute Payments
6.19          Environmental Matters
6.20          Absence of Undisclosed Liabilities
6.23          Insurance
6.24          Employment and Labor Contracts
6.28          Affiliate Transactions



                                    EXHIBITS

EXHIBIT A - Subsidiaries of the Company
EXHIBIT B - Form of Promissory Note
EXHIBIT C - Merger Consideration Allocation
EXHIBIT D - Contingent Consideration Determination Procedures
EXHIBIT E - Registration Rights Agreement
EXHIBIT F - Employment Agreements
EXHIBIT G - Form of Opinion of Graham & James
EXHIBIT H - Form of Opinion of Cahill Gordon & Reindel

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of June 11, 1998 (this "Agreement"), by and among Delphi Financial Group, Inc., a Delaware corporation ("Delphi"), Matrix Absence Management, Inc., a California corporation (the "Company"), and John H. Payne, David F. Nolan, Martin A. Grable and Thomas E. Sitter (collectively, the "Shareholders" and, individually, each a "Shareholder").


                              W I T N E S S E T H :

                  WHEREAS, the Boards of Directors of each of Delphi and the Company have approved the merger (the "Merger") of the Company with and into a wholly owned subsidiary of Delphi to be formed for the purpose thereof ("Delphi Subsidiary"), upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of California (the "CGCL"). The term "Company" as used herein shall, unless the context otherwise requires, include its subsidiaries, all of which are listed on Exhibit A hereto;

                  WHEREAS, each Shareholder has consented to and approved the Merger upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, a stock purchase agreement is intended to be entered into by and among Delphi, Gunz & Associates, Inc. and the shareholders thereof named therein (the "Gunz Stock Purchase Agreement");

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                     MERGER

                  1.1 Formation of Delphi Subsidiary. Delphi shall form Delphi Subsidiary under the DGCL. Delphi Subsidiary will be formed solely to facilitate the Merger and the transactions contemplated thereby and, prior to the Merger, will conduct no business or activity other than in connection with the Merger. Delphi will cause Delphi Subsidiary to execute and deliver a joinder to this Agreement pursuant to Section 251 of the DGCL and will execute a written consent as the sole stockholder of Delphi Subsidiary, approving the execution, delivery and performance of this Agreement by Delphi Subsidiary.

                  1.2 The Merger. At the Effective Time (as hereinafter defined), the Company shall be merged with and into Delphi Subsidiary as provided herein. Thereupon, the corporate existence of Delphi Subsidiary, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of the Company shall be merged with and into Delphi Subsidiary and Delphi Subsidiary as the corporation surviving the Merger (hereinafter sometimes called the "Surviving Corporation") shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Matrix Absence Management, Inc.

                  1.3 Filing. As soon as practicable after fulfillment or waiver of the conditions set forth in Sections 10.1, 10.2 and 10.3 or on such later date as may be mutually agreed to between Delphi and the Company, the parties hereto will (i) cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the "Delaware Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and (ii) cause to be filed with the office of the Secretary of State of California, a certificate of merger (the "California Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provision of the CGCL.

                  1.4 Effective Time of the Merger. The Merger shall be effective at the time that the filing of the Delaware Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."


                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION; BY-LAWS;
                             DIRECTORS AND OFFICERS

                  2.1 Certificate of Incorporation. The Certificate of Incorporation of Delphi Subsidiary shall be the Certificate of Incorporation of the Surviving Corporation.

                  2.2 By-Laws. The By-Laws of Delphi Subsidiary shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, the Certificate of Incorporation of the Surviving Corporation or said By-Laws.

                  2.3 Directors and Officers. The directors of Delphi Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the initial officers of the Surviving Corporation shall be David F. Nolan, Chief Executive Officer and Treasurer, Martin A. Grable, President, and Robert M. Smith, Jr., Secretary, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE III

                      CONVERSION OF SHARES AND CONTINGENT
                                 CONSIDERATION

                  3.1 Conversion into Merger Consideration. At the Effective Time, the issued shares of capital stock of the Com-pany shall, by virtue of the Merger and without any action on the part of the holders thereof, become and be converted as follows: each Shareholder's outstanding shares of common stock, without par value, of the Company (the "Company Common Stock") and outstanding shares of Series A Preferred Stock, without par value, of the Company (the "Series A Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"), if any, shall be converted into and become the right to receive such Shareholder's Portion (as defined below) of each component of the Merger Consideration (as defined below). "Merger Consideration" means $35,074,500, consisting of a combination of (x) shares of Class A Common Stock, par value $.01 per share (the "Delphi Common Stock"), of Delphi (the "Stock Merger Consideration"), (y) notes of Delphi, bearing interest at a rate of 8% per annum, payable semiannually, which will mature not more than five years from the Closing Date (as defined herein) and will have such other terms as are set forth on Exhibit B hereto (the "Note Consideration") and (z) cash (the "Cash Merger Consideration" and, together with the Note Consideration, the "Non-Stock Consideration"); provided, however, that, in the event that the Closing Date shall occur after June 30, 1998, each Shareholder's Portion of the Cash Merger Consideration shall be increased by an amount equal to the interest on such Shareholder's Portion of the Merger Consideration that has accrued daily from June 30, 1998 to and including the Closing Date at a rate of 8% per annum. The allocation of each Shareholder's Portion of Merger Consideration among Stock Merger Consideration, Note Consideration and Cash Merger Consideration shall be as set forth on Exhibit C hereto. "Shareholder's Portion" means, for each Shareholder, as to each component of the Merger Consideration, the number of shares of Delphi Common Stock under the "Stock Merger Consideration" column, the aggregate principal amount of notes of Delphi under the "Note Consideration" column and the amount of cash under the "Cash Merger Consideration" column, in each case as set forth opposite such Shareholder's name on Exhibit C hereto.

                  3.2  Exchange of Certificates.

                  (a) Exchange. In exchange for the outstanding shares of Company Capital Stock, Delphi shall cause to be made available to each Shareholder, for exchange in accordance with this Article III, (i) certificates evidencing a sufficient number of shares of Delphi Common Stock to constitute such Shareholder's Portion of the Stock Merger Consideration and (ii) an amount in cash and notes of Delphi evidencing such Shareholder's Portion of the Non-Stock Merger Consideration.

                  (b) Certificates. At the Effective Time, each Shareholder shall deliver to Delphi the certificates (the "Certificates") representing Company Capital Stock, accompanied by blank stock powers duly executed by such Shareholder and with all necessary transfer tax and other revenue stamps, acquired at such Shareholder's expense, affixed and canceled, and the Certificate so surrendered shall forthwith be canceled. Each Shareholder shall promptly cure any deficiencies with respect to the stock powers accompanying the Certificates representing such Shareholder's shares of Company Capital Stock. Until delivered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive (i) a certificate representing that number of whole shares of Delphi Common Stock, if any, constituting Stock Merger Consideration to which the holder thereof is entitled pursuant to this Article III and (ii) without interest, the amount of cash and notes of Delphi constituting Non-Stock Merger Consideration to which such holder is entitled to pursuant to this Article III. The Delphi Common Stock to be distributed as Stock Merger Consideration and the notes of Delphi to be distributed as the Note Consideration will be stamped or imprinted with a legend in substantially the following form:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE DISTRIBUTED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OFFERED UNLESS THERE IS IN EFFECT A REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS COVERING SUCH SECURITIES

         OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER OR A NO-ACTION LETTER FROM THE COMMISSION INDICATING THAT SUCH DISTRIBUTION, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OFFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND LAWS.

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON RESALE CONTAINED IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 11, 1998, A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE ISSUER."

                  (c) No Further Rights in Company Capital Stock. At the Effective Time all outstanding shares of Company Capital Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Shareholder shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive such Shareholder's Portion of the Merger Consideration for such shares of Company Capital Stock. All Delphi Common Stock constituting Stock Merger Consideration and cash and notes constituting Non-Stock Merger Consideration issued or paid, as the case may be, upon conversion of the shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

                  (d) No Liability. Neither Delphi nor the Surviving Corporation shall be liable to any holder of Certificates for any shares of Delphi Common Stock (or dividends or distributions with respect thereto), notes or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnity agreement of that fact, in form and sub-stance acceptable to Delphi, by the person claiming such Certificate to be lost, stolen or destroyed, Delphi shall cause to be issued in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

                  3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. At the Effective Time, any Certificates presented to Delphi shall be converted into the applicable Merger Consideration as provided herein.

                  3.4  Contingent Consideration.

                  (a) In addition to the Merger Consideration and as part of the consideration for the Merger, upon the achievement of certain earnings targets by the Surviving Corporation set forth below, up to $4,225,500 (the "Contingent Consideration") will be payable by Delphi in cash to Martin A. Grable and David
F. Nolan, jointly, in accordance with the following:

                           (i) $2,112,750 of the Contingent Consideration will be payable within three months after the second Anniversary Date (as defined below) if either (A) EBITDA (as defined below) for the twelve calendar months preceding the second Anniversary Date (determined in accordance with the procedures set forth in Exhibit D hereto) ("EBITDA2") is no less than $5.0 million or (B) the sum of EBITDA for the twelve calendar months preceding the first Anniversary Date (determined in accordance with the procedures set forth in Exhibit D hereto) and EBITDA2 is no less than $9.0 million.

                           (ii) $4,225,500 of the Contingent Consideration (less any amount previously paid pursuant to paragraph (i) above) will be payable within three months after the third Anniversary Date if either
         (A) EBITDA for the twelve calendar months preceding the third Anniversary Date (determined in accordance with the procedures set forth in Exhibit D hereto) ("EBITDA3") is no less than $6.25 million or (B) the sum of EBITDA2 and EBITDA3 is no less than $11.25 million.

                           (iii) $4,225,500 of the Contingent Consideration (less any amount previously paid pursuant to paragraph (i) or (ii) above) will be payable within three months after the fourth Anniversary Date if EBITDA for the twelve calendar months preceding the fourth Anniversary Date (determined in accordance with the procedures set forth in Exhibit D hereto) is no less than $6.25 million.

                  (b) "EBITDA" means, for any period, earnings (excluding contributions to the Employee Bonus Fund (as defined below)) before interest, taxes, depreciation and amortization of the Company and its consolidated subsidiaries during such period, calculated using generally accepted accounting principles ("GAAP"). No adjustments to EBITDA shall be made for "purchase" accounting under GAAP that may result from the Merger, and any changes in operations of the Company that are determined or imposed by Delphi and which affect EBITDA will be excluded from the calculation of EBITDA. Notwithstanding any of the foregoing, in recognition of the difficulty in otherwise fully ascertaining the direct benefits of the synergies expected to result from the Merger, EBITDA shall include: (x) 5% of new first year annualized premiums sold during the relevant period on behalf of any affiliates of Delphi if the Company's services were utilized, either in the introduction to, or ongoing servicing of, the account, and (y) 2.5% of annualized renewal premiums during the relevant period on the accounts referred to in clause (x) above and any other accounts that the Company has placed with any affiliates of Delphi as of the Closing Date. "Anniversary Date" means each anniversary of the Closing Date. "Employee Bonus Fund" means the bonus plan for the benefit of the employees of the Surviving Corporation established pursuant to a side letter dated as of the date hereof (the "Side Letter").

                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER

                  4.1 Effect of the Merger. The effects and consequences of the Merger shall be as set forth in Section 252 of the DGCL and Sections 1107 and 1108 of the CGCL. Without limiting the generality of the foregoing, on and after the Effective Time and pursuant to the DGCL and the CGCL, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes of each of Delphi Subsidiary and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Delphi Subsidiary and the Company shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Delphi Subsidiary and the Company; provided, however, that this shall in no way impair or affect the indemnification obligations of any party pursuant to the indemnification provisions of this Agreement. No liability or obligation due or to become due and no claim or demand for any cause existing against either Delphi Subsidiary or the Company, or any stockholder or shareholder, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Delphi Subsidiary or the Company, or any stockholder or shareholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of Delphi Subsidiary or the Company.

                  4.2 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Delphi Subsidiary or the Company, the officers of such corporation are fully authorized in the name of their cor-poration or otherwise to take, and shall take, all such further action.


                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder hereby represents and warrants, severally and not jointly, to Delphi as follows:

                  5.1 Title to Shares. Each of the Shareholders is the true and lawful owner, of record and beneficially, of the shares of Company Capital Stock set forth opposite the name of such Shareholder under the headings "Company Common Stock" and "Series A Preferred Stock" on Exhibit C hereto. At the Effective Time, each of the Shareholders will validly transfer the shares owned by him free and clear of all liens, security interests, pledges, assessments, charges, adverse claims, leases, licenses, restrictions and other encumbrances (collectively, "Liens"). Other than the rights and obligations arising under this Agreement, none of such shares are subject to any rights of any other person to acquire the same. None of such shares are subject to any restrictions on transfer thereof, except for such restrictions as may be imposed by applicable federal and state securities laws.

                  5.2 Authority Relative to Agreement. Each of the Shareholders has full power and authority to enter into this Agreement and the Registration Rights Agreement and to perform his obligations hereunder and thereunder. This Agreement has been, and when delivered by such Shareholder at the Effective Time the Registration Rights Agreement will have been, duly executed and delivered by each of the Shareholders and this Agreement constitutes, and the Registration Rights Agreement when so delivered will constitute, assuming the due authorization, execution and delivery hereof and thereof by Delphi, the legal, valid and binding obligation of each of the Shareholders, enforceable against each of them in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the Registration Rights Agreement by each of the Shareholders and performance of his obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document, or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which such Shareholder is subject. Except as contemplated by Section 6.5(b) hereof, no permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation by each of the Shareholders of the sale of the shares as contemplated by this Agreement and the performance of their respective obligations hereunder and thereunder.

                  5.3 Waiver of Put and Call Rights. The Shareholders which have put and call rights pursuant to a shareholders' agreement by and among the Shareholders and the Company dated as of June 1, 1992 shall have effectively waived such rights.

                  5.4  Securities Matters.

                  (a) Each of the Shareholders (a) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the shares of Delphi Common Stock and notes of Delphi, (b) fully understands the nature, scope and duration of the limitations on transfer contained herein and under applicable law, and (c) can bear the economic risk of an investment in the shares of Delphi Common Stock and notes of Delphi and can afford a complete loss of such investment.

                  (b) Each of the Shareholders is acquiring the shares of Delphi Common Stock comprising the Stock Merger Consideration and the notes of Delphi comprising the Note Consideration for his own account and not with a present view to or for distributing or reselling such shares or notes (or any portion of either thereof). Each Shareholder has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of Delphi Common Stock or notes of Delphi to be acquired by such Shareholder in the Merger.

                  (c) Each of the Shareholders acknowledges receipt of copies of Delphi's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its proxy statement relating to its 1998 annual meeting of stockholders and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, each as filed by the Company with the Securities and Exchange Commission ("SEC") (collectively, the "Delphi SEC Reports") and further acknowledges that he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Delphi concerning the terms and conditions of the payment of the Stock Merger Consideration and the Note Consideration, and the merits and risks of investing in the Stock Merger Consideration and the Note Consideration; (ii) access to information about Delphi and Delphi's financial condition, results of operations, business, properties, management and prospects sufficient to enable such Shareholder to evaluate his investment; and (iii) the opportunity to obtain such additional information which Delphi possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Delphi SEC Reports.

                  (d) Each of the Shareholders understands and acknowledges that
(i) the shares of Delphi Common Stock comprising the Stock Merger Consideration and the notes of Delphi comprising the Note Consideration, if any, are being offered and sold to him without registration under the Securities Act in a private placement that is exempt from registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption depends in part on, and Delphi will rely upon, the accuracy and truthfulness of the foregoing representations.


                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                                  SHAREHOLDERS

                  The Company and each of the Shareholders, jointly and severally, represent and warrant to Delphi as follows:

                  6.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, operations, condition (financial or other), assets or prospects of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Section 6.1 of the Disclosure Schedule lists all of the jurisdictions in which the Company or any of its subsidiaries or any present employee thereof holds active licenses and permits or authorizations to transact the Company's or its subsidiaries' business (the "Licenses") and indicates the type of each License and the name of each such employee. No such License is the subject of any administrative proceeding for suspension or revocation or any similar proceedings which would, if decided against the Company, materially and adversely affect such License; there is no sustainable ba-sis for such a suspension or revocation which would, individually or in the aggregate, have a Company Material Adverse Effect; and no such suspension or revocation has been threatened by any licensing authority. Section 6.1 of the Disclosure Schedule sets forth, with respect to the Company and each of its subsidiaries, the jurisdiction in which they are qualified or otherwise licensed as a foreign corporation to do business. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization (or other applicable charter document) or by-laws. The Company has delivered to Delphi accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of the Company and its subsidiaries.

                  6.2 Capital Stock of Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Section 6.2 of the Disclosure Schedule. Except as set forth in Section 6.2 of the Disclosure Schedule, the Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries. There are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens. Except as disclosed in Section 6.2 of the Disclosure Schedule, the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

                  6.3 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 2,005,050 are issued and outstanding, and 2,000,000 shares of Series A Preferred Stock, of which 1,530,000 are issued and outstanding. All of such issued and outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth on Section 6.3 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants an option or other right to acquire any of the Company Capital Stock or any other equitable interest in the Company, (b) grants a right of first refusal or other such similar right upon the sale of any of the Company Capital Stock, or (c) restricts or affects the voting rights of any of the Company Capital Stock.

                  6.4 Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby and by the Registration Rights Agreement. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and consented to and approved by each Shareholder, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Delphi, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  6.5  No Violations, etc.

                  (a) Assuming that all filings or waivers thereof have been duly made or obtained as contemplated by Section 6.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets.

                  (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) the filing of the Delaware Certificate of Merger, (ii) the filing of the California Certificate of Merger and (iii) filings with applicable state regulatory authorities identified in
Section 6.5 of the Disclosure Schedule.

                  (c) None of the Company or any of its subsidiaries is in violation of or default under (x) any note, bond, mort-gage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair the Company's ability to consummate the Merger or other transactions contemplated hereby.

                  6.6  Financial Statements.

                  (a) Set forth in Section 6.6 of the Disclosure Schedule are true and complete copies of the audited consolidated balance sheets of the Company at December 31, 1997 and December 31, 1996 (the "December 31 Balance Sheets") and the audited consolidated statements of income, shareholder's equity and cash flow of the Company for each of the two years in the period ended December 31, 1997 (collectively, the "December 31 Financials"), together with the audit opinion thereon by Ernst & Young LLP, the Company's independent accountants. The December 31 Financials fairly present, in all material respects, the financial position of the Company at December 31, 1997 and the other periods presented therein, and the results of operations of the Company for the period then ended and the other periods presented therein, and have been prepared in accordance with generally accepted accounting principles consistently applied by the Company (except as may be indicated in the notes thereto). The December 31 Balance Sheets reflect all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with generally accepted accounting principles. Ernst & Young LLP are independent public accountants within the meaning of the Securities Act.

                  (b) Prior to the Closing Date, the Company shall provide to Delphi true and complete copies of (i) the unaudited balance sheet of the Company at March 31, 1998 (the "March 31 Balance Sheet") and the unaudited statements of income, shareholder's equity and cash flow of the Company for the three months then ended (collectively, the "March 31 Financials") and

(ii) the unaudited balance sheet of the Company at May 31, 1998 (together with the March 31 Balance Sheet, the "Interim Balance Sheets") and the unaudited statements of income, shareholder's equity and cash flow of the Company for the two months ended May 31, 1998 (collectively with the March 31 Financials, the "Interim Financials"), together with the report on a review of interim financial information pursuant to Statement on Accounting Standards No. 71 by Ernst & Young LLP. The Interim Financials will fairly present, in all material respects, the financial position of the Company at the respective dates thereof (subject to year-end adjustments and the absence of footnote disclosures), and the results of operations of the Company for the respective periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto). The Interim Balance Sheets will reflect all liabilities of the Company, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

                  6.7 Regulatory Reports. Section 6.7 of the Disclosure Schedule contains a complete and accurate list of the most recent regulatory reports relating to the Company submitted to each governmental entity with authority or jurisdiction over the Company, its subsidiaries or their businesses, true and complete copies of which have previously been provided to Delphi. Each such report is true and accurate in all material respects, complies in all material respects with the requirements thereof and was prepared in accordance with all applicable rules, regulations and procedures.

                  6.8 Absence of Changes or Events. Except as set forth on
Section 6.8 of the Disclosure Schedule, since December 31, 1997:

                  (a) there has been no material adverse change, or any development involving a prospective material adverse change, in the business, operations, condition (financial or other), assets or prospects of the Company and its subsidiaries, taken as a whole;

                  (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any of its subsidiaries in respect of its capital stock;

                  (c) except in the ordinary course of its business and consistent with past practice, neither the Company nor any of its subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

                  (d) there has not been any change in the financial or tax accounting methods, principles or practices of the Company or its subsidiaries;

                  (e) there has not been any revaluation by the Company or any of its subsidiaries of any of their respective assets, including, without limitation, writing off notes or accounts receivable;

                  (f) without limiting the generality of the foregoing, there has not been any action or inaction by the Company, its subsidiaries or any Shareholder the result of which would constitute a violation of the covenants contained in Section 8.1 hereof as if such covenants applied beginning December 31, 1997; and

                  (g) there has not been any agreement by the Company or any of its subsidiaries or the Shareholders to (i) do any of the things described in the preceding clauses (a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article VI untrue or incorrect.

                  6.9 Litigation. Except as set forth in Section 6.9 of the Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party.

                  6.10 Title to and Condition of Properties. Section 6.10 of the Disclosure Schedule contains a true and complete list of all real properties owned by the Company and its subsidiaries. Each of the Company and its subsidiaries has good title to all of the real property and owns outright all of the personal property (except for leased property or assets) which is reflected on the December 31 Balance Sheets except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. No such real or personal property is subject to claims, liens or encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, charge or otherwise.

                  6.11 Leases. Section 6.11 of the Disclosure Schedule contains a true and complete list of all leases pursuant to which real or personal property is held under lease by either the Company or any of its subsidiaries and the leases pursuant to which either the Company or any of its subsidiaries leases real or personal property to others. All of the leases so listed are valid and subsisting and in full force and effect and are subject to no default with respect to either the Company or its subsidiaries, as the case may be, and, to the Company's knowledge, are in full force and effect and subject to no default with respect to any other party thereto, and the leased real property is in good and satisfactory condition.

                  6.12  Contracts; Bank Accounts; Indebtedness.

                  (a) Contracts and Commitments. Section 6.12(a) of the Disclosure Schedule contains a complete and accurate list of all Material (as defined below) existing outstanding contracts and commitments, whether written or oral, of the Company and its subsidiaries (i) the terms of which provide for the payment by the Company and its subsidiaries after the date hereof as the recipient of goods or services or involve the receipt by the Company or any of its subsidiaries as the provider of goods or services, (ii) whereby the Company or any of its subsidiaries leases equipment or real property, (iii) whereby the Company or any of its subsidiaries has a firm commitment to purchase capital equipment (or lease in the nature of a conditional purchase of capital equipment), (iv) which continue for a period of twelve months or more and are not subject to a unilateral right of termination by the Company without consideration, (v) which restrict or purport to restrict any business activities or freedom of the Company or any of its subsidiaries (or, to the knowledge of the Company, any of its officers or employees) to engage in any business or to compete with any person, or (vi) which relate to employment, consulting and agency agreements which provide for any severance or termination benefit, or any other agreements, contracts and commitments material to the business of the Company and its subsidiaries. For purposes of this Section 6.12(a), a "Material" contract or commitment shall mean any contract or commitment that may give rise to obligations or liabilities exceeding, during the current term thereof, $100,000, or that may generate revenues or income exceeding, during the current term thereof, $100,000 or that is otherwise material to the conduct of the business of the Company or the Surviving Corporation or their respective subsidiaries. None of the Company or any of its subsidiaries (A) is in default (nor is there any event which with notice or lapse of time or both would constitute a default) under any Material contract or commitment, or (B) has received notice or any other indication that any such Material Contract or commitment is about to be terminated or otherwise modified in any material respect, regardless of any default thereunder. Section 6.12(a) of the Disclosure
Schedule identifies each existing contract or commitment containing an agreement with respect to any change of control or any indemnifica-tion or other contingent obligations that would be triggered by the Merger.

                  (b) Bank Accounts. Section 6.12(b) of the Disclosure Schedule contains a complete and accurate list of the name of each bank in which the Company or any of its subsidiaries has an account or safe deposit box (each, a "Bank Account" and, collectively, the "Bank Accounts"), the account number thereof and the names of all persons authorized to draw thereon or to have access thereto.

                  (c) Indebtedness. Section 6.12(c) of the Disclosure Schedule contains a complete and accurate list of all indebtedness for borrowed money of the Company and its subsidiaries showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than seven days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding immediately prior to repayment on the Closing Date. Except as set forth in Section 6.12(c) of the Disclosure Schedule, neither this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will result in any outstanding loans or borrowings by the Company or any subsidiary of the Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require the Company or any of its subsidiaries to repay all or a portion of such loans or borrowings.

                  6.13 Relationships. The relationships of the Company and its subsidiaries with their respective customers, clients, suppliers, sales representatives and others having business relationships with them are generally satisfactory, and there is no indication of any intention by any party thereto to terminate or modify the terms of any such relationship. Without limiting the generality of the foregoing, except as set forth in Section 6.13 of the Disclosure Schedule, no customer has notified or otherwise indicated to the Company or any of its subsidiaries that it will stop, or decrease the rate of, its purchases of services or products from the Company or such subsidiaries, and no customer has, during fiscal 1997, ceased or materially decreased its purchases of any such services or products from the Company or any of its subsidiaries; and no supplier has notified or otherwise indicated to the Company or any of its subsidiaries that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Company and its subsidiaries, and no supplier has, during fiscal 1997, ceased, materially decreased the rate of, or materially raised the cost of, any such materials, products or services.

                  6.14 Labor Matters. Except to the extent that any of the following, individually or in the aggregate, would have a Company Material Adverse Effect, (a) neither the Company nor any of its subsidiaries fails to comply with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any "unfair labor practice," as that term is understood pursuant to the National Labor Relations Act, as amended, (b) there is no labor strike, slowdown, stoppage or other employee departure of any nature pending or threatened) against or affecting the Company or any of its subsidiaries and (c) no petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized.

                  6.15 Compliance with Law. Except for matters set forth in
Section 6.15 of the Disclosure Schedule, (a) neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations; (b) neither the Company nor any of its subsidiaries has received any written communication during the past three years alleging a failure to comply with any statute, law, ordinance, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations and (c) the conduct of the business of each of the Company and its subsidiaries is in conformity with all foreign, federal, state and local governmental and regulatory requirements; except, in the case of clauses (a) and (c), for such violations or failures which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company, its subsidiaries and their employees have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted. The Company and its subsidiaries have duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by law to be filed with any person, except where such failure to file would not, individually or in the aggregate, have a Company Material Adverse Effect. All such filings complied with applicable laws in all material respects when filed, and to the knowledge of the Company, no material deficiencies have been asserted by any person with respect to any such filings. The Company and its subsidiaries have previously delivered to Delphi the reports reflecting the results of the most recent examinations of the Company issued by any applicable governmental authority.

                  6.16 Intellectual Property. Section 6.16 of the Disclosure Schedule sets forth a complete and accurate list of all of the trademarks (whether or not registered) and trademark registrations and applications, patent and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, trade dress, trade and product names (collectively, the "Intellectual Property") owned or licensed by the Company and its subsidiaries. Except as set forth on Section 6.16 of the Disclosure Schedule, (i) each of the Company and its subsidiaries has or owns, directly or indirectly, all right, title and interest to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; none of the rights of the Company and its subsidiaries in or use of such Intellectual Property has been or is currently being or, to the knowledge of the Company, is threatened to be infringed or challenged; (ii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations in-cluded in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; and (iii) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed. To the knowledge of the Company, the Company and its subsidiaries own or have adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for their operation.

                  6.17 Taxes. Except as otherwise set forth in Section 6.17 of the Disclosure Schedule, (i) the Company and each of its subsidiaries have prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed on or prior to the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries, and each such Tax Return is complete and correct in all material respects; (ii) all Taxes of the Company and each of its subsidiaries shown on such Tax Returns have been paid in full to the proper authorities;
(iii) the Company and its subsidiaries have made adequate provision for all unpaid Taxes in respect of any period (or portion thereof) ending on or before the Effective Time; (iv) all deficiencies asserted in writing by any taxing authority against the Company or any of its subsidiaries have been paid or finally settled, neither the Company nor any of its subsidiaries is presently under examination or audit by any taxing authority, and neither the Company nor any of its subsidiaries has received written notice of any pending examination or audit of the Company or any of its subsidiaries by any taxing authority; (v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) neither the Company nor any of its subsidiaries has made, or is required to make, any adjustment by reason of a change in their accounting methods for any period (or portion thereof) ending on or before the Closing Date that would result in an adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law) for any period (or portion thereof) ending after the Closing Date; (vii) neither the Company nor any of its subsidiaries is a party to any tax sharing, tax matters or similar agreement or is the indemnitor under any tax indemnification or similar agreement; (viii) since its inception through June 30, 1997, the Company qualified as a "S corporation," as defined in Section 1361 of the Code; (ix) neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; (x) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of
Section 280G of the Code; (xi) neither the Company nor any of its subsidiaries has ever been a member of any affiliated, consolidated, combined or unitary group for any Tax purpose other than a group of which it is currently a member;
(xii) there are no "excess loss accounts" (as defined in Treas. Reg. Section 1.1502-19) with respect to any stock of any subsidiary; (xiii) neither the Company nor any of its subsidiaries has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. Sections 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995)), or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. Sections 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision 8597) or (b) any gain subject to Treas. Reg. Section 1.1502-13, as amended by Treasury Decision 8597; (xiv) neither the Company nor any of its subsidiaries has requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority with respect to income, withholding, franchise or sales and use taxes in its current taxable year or at any time during its last three completed taxable years; and (xv) the Company has previously delivered to Delphi true and complete copies of (a) all federal income Tax Returns filed by the Company and/or any of its subsidiaries for the last three taxable years ending prior to the date hereof (except for those federal income Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

                  For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

                  For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

                  6.18 Employee Benefit Plans; ERISA. Except as set forth in
Section 6.18 of the Disclosure Schedule:

                  (a) Section 6.18 of the Disclosure Schedule is a true and complete schedule of all "employee pension benefit plans" as defined in
         Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company, any of its subsidiaries or any other ERISA Affiliates, or with respect to which the Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefit Plans"), all "welfare benefit plans" (as defined in Section 3(1) of ERISA), maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries otherwise may have any liability ("Welfare Plans"), all multiemployer plans as defined in Section 3(37) of ERISA covering em-ployees employed in the United States to which such Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by the Company or a subsidiary or with respect to which the Company or any subsidiary otherwise may have any liability ("Other Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
         Section 414(b), (c), (m) or (o) of the Code including the Company or any of its subsidiaries.

                  (b) The Company and each of its subsidiaries, and each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "Plans"), are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (c) None of the Company, its subsidiaries or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to a Pension Benefit Plan subject to Title IV of ERISA or Section 412 of the Code or 302 of ERISA. None of the Company or any subsidiary of the Company or any ERISA Affiliate has incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA.

                  (d) Each of the Pension Benefit Plans intended to qualify under Section 401 of the Code satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date, has received a favorable determination letter from the Internal Revenue Service ("IRS") regarding such qualified status, has not, since receipt of the most recent favorable determination letter, been amended, and has not been operated in a way that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (e) Each Welfare Plan that is intended to qualify for exclusion of benefits thereunder from the income of participants or for any other tax-favored treatment under any provisions of the Code (including, without limitation, Sections 79, 105, 106, 125 or 129 of the Code) is and has been maintained in compliance in all material respects with all pertinent provisions of the Code and Treasury Regulations thereunder.

                  (f) There are (i) no investigations, audits or examinations pending, or to the best knowledge of the Company, threatened by any governmental entity involving any of the Plans, (ii) no termination proceedings involving the Plans and (iii) no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such plan, which would, in the case of clause (i), (ii) or (iii) of this paragraph (f), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (g) None of the Company, any of its subsidiaries or any employee of the foregoing has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty under Title I of ERISA, which could result in any tax or penalty on the Company or any of its subsidiaries under the Code or ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                  (h) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to
         Delphi: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Plans,
         (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the most recent financial statements and actuarial reports, if applicable, (v) the most recent IRS determination letter, if applicable; and (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto.

                  (i) None of the Welfare Plans maintained by the Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except where the full expense of such coverage or benefits is paid by the participant or the participant's beneficiary. The Company and each of its subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (j) No liability under any Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its subsidiaries has received notice that such insurance company is in rehabilitation.

                  (k) Except as set forth in Section 6.18(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

                  (l) Except as set forth in Section 6.18(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

                  (m) With respect to any Foreign Plan (as hereinafter defined), the Company and each of its subsidiaries and each of the Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any subsidiary with respect to employees (or former employees) employed outside the United States.

                  6.19  Environmental Matters.

                  (a) Except as set forth in Section 6.19 of the Disclosure Schedule and except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

                    (i) Each of the Company and its subsidiaries (A) has obtained (or is capable of obtaining without incurring any material incremental expense) all Environmental Permits, (B) has no reason to believe any of them will be revoked prior to their expiration or modified or will not be renewed (in each case, without incurring any material incremental expense), and (C) has made all registrations and given all notifications that are required under any applicable Environmental Law.

                  (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under any Environmental Law.

                  (iii) Each of the Company and its subsidiaries is in compliance with, and has no liability under, any applicable Environmental Laws including, without limitation, all of its Environmental Permits.

                  (iv) Neither the Company nor any of its subsidiaries has assumed, by contract or otherwise, any liabilities or obligations arising under any Environmental Laws.

                  (v) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of any Hazardous Materials, including, without limitation, asbestos, which could reasonably be expected to prevent compliance by the Company or any of its subsidiaries with any Environmental Law, or to result in any liability of the Company or any of its subsidiaries under any Environmental Law.

                  (vi) No underground or aboveground storage tank or related piping, or any disposal site containing any Hazardous Material is located at, under or on any property owned, operated or leased by the Company or any of its subsidiaries or any, to the knowledge of the Company, of their respective predecessors in interest, nor, to the knowledge of the Company, has any of them been removed or decommissioned from or at any such property.

                  (b) Except as set forth in Section 6.19 of the Disclosure
Schedule:

                  (i) No lien has been recorded under any Environmental Law with respect to any property, facility or asset currently owned or operated by the Company or any of its subsidiaries.

                  (ii) No property now or previously owned, operated or leased by the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective predecessors in interest is (i) listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or (ii) listed in the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list established under any Environmental law, including, without limitation, such lists relating to petroleum, including crude oil or any fraction thereof.

                  (iii) The execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by Delphi of rights to own and operate the businesses of each of the Company and its subsidiaries substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by the Company or any of its subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

                  (iv) The Company has delivered or otherwise made available for inspection to Delphi copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its subsidiaries or any of their respective predecessors in interest, or of compliance by any of them with, or liability of any of them under, applicable Environmental Laws.

                  For purposes of this Section 6.19:

                  (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

                  (ii) "Environmental Claim" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of any Hazardous Materials or (2) any violation, or alleged violation, of any applicable Environmental Law;

                  (iii) "Environmental Laws" means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials;

                  (iv) "Hazardous Materials" means pollutants, contaminants, hazardous or toxic substances, constituents, materials or wastes, and any other waste, substance, material, chemical or constituent subject to regulation under Environmental Laws;

                  (v) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment; and

                  (vi) "Environmental Permit" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to any applicable Environmental Law.

                  6.20 Absence of Undisclosed Liabilities. Except as set forth in Section 6.20 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the December 31 Balance Sheets and the notes thereto.

                  6.21 Finders or Brokers. None of the Company, the subsidiaries of the Company, the Board of Directors of the Company or any member of the Board of Directors of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger.

                  6.22 Regulatory Matters. The Company has not taken or agreed to take any action, and to the best knowledge of the Company there is no fact or circumstance, that would materially impede or delay receipt of any approval referred to in Section 10.1(b) or the consummation of the transactions contemplated by this Agreement.

                  6.23 Insurance. Section 6.23 of the Disclosure Schedule contains a complete and correct listing of all insurance policies which are in force and maintained by or on behalf of each of the Company and its subsidiaries. Each of the Company and its subsidiaries is, and has been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its subsidiaries during such time period. Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All insurance policies of the Company and its subsidiaries are valid and enforceable policies.

                  6.24 Employment and Labor Contracts. Neither the Company nor any of its subsidiaries is a party to any employment, management services, consultation or other similar contract with any past or present officer, director, employee or other person or, to the best knowledge of the Company, any entity affiliated with any past or present officer, director or employee or other person other than those set forth in Section 6.24 of the Disclosure Schedule and other than the agreements executed by employees generally, the forms of which have been delivered to Delphi.

                  6.25 Balance Sheet Reserves. The reserves reflected in the December 31 Financials have been, and the reserves reflected in the Interim Financials will be, established in accordance with generally accepted accounting principles and such reserves, taken as a whole, are adequate to cover any losses relating to the subject matter thereof.

                  6.26 Year 2000 Compliance. None of (a) the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems used or relied on by the Company or any of its subsidiaries in the conduct of their respective businesses or (b) the products and services sold, licensed, rendered or otherwise provided by the Company or any of its subsidiaries in the conduct of their respective businesses will malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, and neither the Company nor any of its subsidiaries is or will be subject to any claim, demand, action, suit, liability, damage, loss or expense arising from or related to circumstances where such products or services malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing or receiving such data. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries make any representation with respect to the ability of mass-produced software products or the various governmental and financial institutions with which the Company and its subsidiaries do business to function correctly.

                  6.27  Qualification of Merger as a Tax Free Reorganization.

                  (a) Neither the Company nor any person related to the Company within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed, or otherwise acquired, or made any extraordinary distributions (as defined in Treas. Reg. Section 1.368-1T(e)(1)(ii)(A)) with respect to, any shares of Company Capital Stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

                  (b) Other than the Company Capital Stock, the Company does not currently have outstanding and at no point during the past twelve months had outstanding any indebtedness, options, warrants, or other debt or equity securities that have been or will be treated as stock for U.S. federal income tax purposes.

                  (c) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Company immediately prior to the Merger. For purposes of this representation, amounts paid by Company to dissenters, amounts paid by the Company to Shareholders who receive cash or other property in the Merger, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of Company immediately prior to the Merger.

                  (d) The Company and the Shareholders have paid and will pay their respective expenses, if any, incurred in connection with the Merger. In connection with the Merger, the Company has not paid or assumed and will not pay or assume any expense or other liability, whether fixed or contingent, of any

Shareholder. In connection with the Merger, neither Delphi nor any of its affiliates has paid or assumed or will pay or assume any expense of any Shareholder or, except as provided in Section 9.9 of this Agreement, any expense of the Company. No shares of Company Capital Stock acquired in the Merger will be subject to any liabilities.

                  (e) There is no indebtedness between the Company and Delphi.

                  (f) None of the Merger Consideration to be received in the Merger by any Shareholder has been or will be separate consideration for, or allocable to, past or future services or any employment agreement. None of the compensation paid, or to be paid under any agreement or arrangement in effect on the date hereof, by the Company or any subsidiary thereof to any Shareholder will be separate consideration for, or allocable to, such Shareholder's shares of Company Capital Stock, and such compensation has been or will be for services actually rendered in the ordinary course of his or her employment and has been or will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  (g) The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (h) The liabilities of the Company assumed by the Surviving Corporation and any liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                  (i) Neither the Company nor, to the Company's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code or that would prevent an exchange of Company Capital Stock for Delphi Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code. Neither the Company nor, to the Company's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section

368(a) of the Code or that would prevent an exchange of Company Capital Stock for Delphi Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code and to the Company's knowledge, the Merger and each such exchange will so qualify.

                  6.28 Affiliate Transactions. Except as disclosed in Schedule
6.28 hereto, the Company is not a party to any agreement or transaction with any of the Shareholders or other Affiliates (as defined in Rule 501(b) under the Securities Act) of the Company or any of its subsidiaries.

                  6.29 Corporate Records. Each of the corporate minute books and stock record books of the Company and each of its subsidiaries is current and complete and contains, respectively, a true and correct record of all of the corporate actions and stock records of the Company or such subsidiary, as the case may be.

                  6.30 Full Disclosure. As of the Closing Date, all statements contained in any document, schedule, exhibit, certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, and any such document, schedule, exhibit, certificate or instrument to be delivered on or prior to the Closing Date, will be accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of the Company. As of the Closing Date, no statement contained in any such document, schedule, exhibit, certificate or other instrument and no representation or warranty of the Company contained in this Agreement will contain any untrue statement or omit to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE VII

                       REPRESENTATIONS AND WARRANTIES OF
                                     DELPHI

                  Delphi represents and warrants to the Company that:

                  7.1 Organization and Qualification. Each of Delphi and Delphi's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Delphi and Delphi's subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations or condition (financial or otherwise) of Delphi and its subsidiaries taken as a whole (a "Delphi Material Adverse Effect"). Neither Delphi nor any of Delphi's subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization (or other applicable charter document) or by-laws. Delphi has delivered to the Company accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of Delphi.

                  7.2 Capitalization. The authorized capital stock of Delphi consists of 40,000,000 shares of Delphi Common Stock, and 20,000,000 shares of Delphi Class B Common Stock, par value $.01 per share. As of March 31, 1998, 12,884,188 shares of Delphi Common Stock and 6,156,787 shares of Class B Delphi Common Stock are outstanding, and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares are, and any shares of Delphi Common Stock to be issued in connection with this Agreement, the Merger and the transactions contemplated hereby will be, validly issued, fully paid and nonassessable and free of preemptive rights granted by statute or by Delphi.

                  7.3 Authority Relative to This Agreement. Delphi has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby and by the Registration Rights Agreement. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Delphi and no other corporate proceedings on the part of Delphi are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby. This Agreement has been and, as of the Closing Date, the Registration Rights Agreement will be duly and validly executed and delivered by Delphi and, assuming the due authorization, execution and delivery hereof by the Company and the Shareholders, constitutes or will constitute the legal, valid and binding agreement of Delphi, enforceable against Delphi in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and (iii) as enforcement thereof, as it pertains to indemnification for securities laws violations, may be limited by public policy.

                  7.4  No Violations, etc.

                  (a) Assuming that all filings or waivers thereof have been duly made or obtained as contemplated by Section 6.5(b) hereof and assuming the accuracy of the representations set forth in Article V, neither the execution and delivery of this Agreement and the Registration Rights Agreement by Delphi nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by Delphi with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or con-stitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien, upon any of the properties or assets of Delphi or any of Delphi's subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Delphi or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Delphi or any of Delphi's subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(y), (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Delphi Material Adverse Effect or materially impair the consummation of the Merger or other transactions contemplated hereby.

                  (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Delphi, Delphi Subsidiary or any of Delphi's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Delphi of the Merger or other transactions contemplated hereby, except (i) the filing of the Delaware Certificate of Merger and the California Certificate of Merger, (ii) filings with the New York Stock Exchange, Inc. ("NYSE"), (iii) filings with the SEC and state securities administrators, and (iv) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have an Delphi Material Adverse Effect or materially impair the consummation of the Merger or other transactions contemplated hereby.

                  7.5 SEC Filings; Financial Statements. Delphi has filed the Delphi SEC Reports with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended. The audited consolidated financial statements and unaudited consolidated interim financial statements of Delphi and its subsidiaries included or incorporated by reference in such Delphi SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Delphi and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except in the case of all such financial statements that are interim financial statements for year-end adjustments and the absence of footnote disclosures). Except to the extent that information contained in any Delphi SEC Report was revised or superseded by a later filed Delphi SEC Report, when filed, none of the Delphi SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  7.6 Absence of Changes or Events. Except as set forth in the Delphi SEC Reports as filed with the SEC, since March 31, 1998 there has been no material adverse change in the business, operations or condition (financial or otherwise) of Delphi and its subsidiaries taken as a whole.

                  7.7.  Stock and Note Consideration.

                  (a) The shares initially issuable upon payment of the Stock Merger Consideration have been duly authorized and reserved for issuance out of Delphi's authorized and unissued shares of Delphi Common Stock and, when issued and delivered in accordance with the provisions of this Agreement, will be val-idly issued, fully paid and non-assessable and will conform to the description of the Delphi Common Stock contained in Delphi's most recent registration statement on Form S-3 (Registration 33-77028).

                  (b) The Note Consideration has been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of Delphi; and the Registration Rights Agreement has been duly authorized and, when executed and delivered by the parties thereto, will constitute a valid and legally binding obligation of Delphi, in each case enforceable in accordance with their respective terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and
(ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  7.8 Litigation. Except as set forth in the Delphi SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of Delphi or any of its subsidiaries, threatened against or relating to Delphi or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Delphi, any subsidiary of Delphi or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either have a Delphi Material Adverse Effect or materially impair Delphi's ability to consummate the Merger or the other transactions contemplated hereby.

                  7.9 Finders or Brokers. None of Delphi, the subsidiaries of Delphi, the Board of Directors of Delphi or any member of the Board of Directors of Delphi has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger.

                  7.10  Qualification of Merger as a Tax Free Reorganization.

                  (a) Delphi has no plan or intention to reacquire or cause or permit any person related (as defined in Treas. Reg. Section 1.368-1(e)(3)) to Delphi to acquire any of the Delphi Common Stock issued to the holders of Company Capital Stock pursuant to the Merger.

                  (b) Prior to the transaction, Delphi will be in control of Delphi Subsidiary within the meaning of section 368(c) of the Code.

                  (c) Following the Merger, Delphi has no plan or intention to cause or permit Delphi Subsidiary to issue additional shares of its stock that would result in Delphi's losing control of Delphi Subsidiary within the meaning of Section 368(c) of the Code.

                  (d) There is no indebtedness between the Company and Delphi.

                  (e) None of the Merger Consideration to be paid in the Merger by Delphi will be separate consideration for, or allocable to, past or future services or any employment agreement.

                  (f) Neither Delphi nor Delphi Subsidiary is an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (g) Delphi has no plan or intention to liquidate Delphi Subsidiary, to merge Delphi Subsidiary with or into another corporation, to sell or otherwise dispose of the stock of Delphi Subsidiary, or to cause Delphi Subsidiary to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions of such assets made in the ordinary course of business or transfers of such assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by Delphi Subsidiary or, in the case of a successive transfer, the transferor corporation.

                  (h) None of Delphi, Delphi Subsidiary or any affiliate of Delphi has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code or that would prevent an exchange of Company Capital Stock for Delphi Common Stock pursuant to the Merger from qualifying as an exchange described in
Section 354 of the Code. None of Delphi, Delphi Subsidiary or any affiliate of Delphi is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code or that would prevent an exchange of Company Capital Stock for Delphi Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code and to the knowledge of Delphi, the Merger and each such exchange will so qualify.

                  7.11 Regulatory Matters. Neither Delphi nor any of its subsidiaries has taken or agreed to take any action that would materially impede or delay receipt of any approval referred to in Section 10.1(b) or the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                       CONDUCT OF BUSINESS OF THE COMPANY
                               PENDING THE MERGER

                  8.1 Conduct of Business of the Company Pending the Merger. The Company and each Shareholder, jointly and severally, hereby covenant and agree with Delphi as follows:

                  (a) Except as contemplated by this Agreement or as expressly agreed to in writing by Delphi, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use its best efforts to pre-serve intact its business organization, to keep available the services of its current officers and key employees and to maintain satisfactory relationships with customers, clients and suppliers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

                  (b) Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement (including, without limitation, as forth in Section 10.2(e) hereof), prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Delphi:

                  (i) amend its certificate or articles of incorporation or organization or by-laws;

                  (ii) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, including the filing or processing of a registration statement under the Securities Act in connection with an initial public offering;

                  (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                  (iv) (A) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing promissory notes and lines of credit in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or other-

         wise) for the obligations of any other person except for its wholly owned subsidiaries in the ordinary course of business and consistent with past practice and subclause (A) above; or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than advances to employees for ordinary business expenses in accordance with the Company's standard policies and consistent with past practice;

                  (v) pay, directly or indirectly, any of its liabilities before the same becomes due in accordance with its terms or otherwise other than in the ordinary course of business consistent with past practice;

                  (vi) (A) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; or (D) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

                  (vii) make any loan or advance (A) to its shareholders or to any of its directors, officers, consultants, agents or other representatives or (B) in excess of $10,000;

                  (viii) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

                  (ix) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or agreement with respect to, any plan of liquidation or dissolution, any acquisition of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of assets or securities or any change in its capitalization;

                  (x) make any capital expenditures or commitments therefor in excess of $100,000 individually or in excess of $200,000 in the aggregate, other than investment transactions in the ordinary course of business;

                  (xi) make any change in the accounting methods or accounting practices followed by the Company;

                  (xii) settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or make, request or consent to a change in any method of Tax accounting;

                  (xiii) intentionally take any action that would impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Company or Delphi to obtain any approval required for the transactions con-templated by this Agreement or to perform their covenants and agreements under this Agreement;

                  (xiv) take, cause or permit to be taken any action, whether before or after the Effective Date, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (xv) agree to do any of the foregoing.


                                   ARTICLE IX

                            COVENANTS AND AGREEMENTS

                  9.1 Cooperation.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, and submissions of information requested by governmental authorities, and (vi) to fulfill all conditions to this Agreement.

                  (b) The Company will supply Delphi with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company or its representatives, on the one hand, and the state regulatory authorities referred to in Section 6.5(b) hereof, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby. Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of any applicable Federal or state statute.

                  (c) Delphi and Delphi Subsidiary will supply the Company with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Delphi, Delphi Subsidiary or their representatives, on the one hand, and the state regulatory authorities referred to in Section 6.5(b) hereof, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

                  9.2 Availability of Employees and Records. The Company and the Shareholders covenant and agree that, between the date of execution of this Agreement and the Closing Date, the Company will use its best efforts to cause the advisors and service providers of the Company to make available to Delphi and its authorized agents, actuaries, attorneys, accountants, and other representatives, at all reasonable times and under reasonable circumstances, for inspection, examination, copying or verification, all of the books, operating records, financial records, investment records, returns, and reports of every kind, and all working papers pertaining thereto, of the Company, its subsidiaries and their respective advisors and service providers, and to permit access to and examination of all contracts and records pertaining to agreements between the Company or any subsidiary and any person and of all properties and assets owned by the Company or any subsidiary, or in which the

Company or any subsidiary has any interest, all for the purpose of making such verification of the warranties, representations, statements, and other information made or provided by the Company (collectively, the "Diligence Update"). The Company and the Shareholders will cause the officers and employees of the Company having material knowledge concerning the operation of its business and the business of the Company and its subsidiaries to cooperate in connection with any such Diligence Update at reasonable times and upon reasonable notice. The representations, warranties, covenants and agreements of the Company, its subsidiaries and the Shareholders set forth in this Agreement shall be effective regardless of any investigation that Delphi have undertaken or failed to undertake.

                  9.3 Notification of Changes and Default. The Company and the Shareholders covenant and agree that between the date of execution of this Agreement and the Closing Date, inclusive, the Company will promptly give notice to Delphi of any of the following when known, or when it reasonably should be known, to the Company or the Shareholders: (i) the occurrence of any event or circumstance or the discovery of any inaccuracy, omission, or mistake, which, in any way, would cause the representations and warranties made by the Company or the Shareholders or any of the information or documents theretofore delivered by the Company or the Shareholder to Delphi pursuant to this Agreement, to be untrue or inaccurate in any material respect, whether as of the date of execution of this Agreement or at any time subsequent thereto and prior to the Closing Date; or (ii) the occurrence of any events or circumstances that would result in a violation or breach of any of the terms and provisions of this Agreement obligatory upon the Company or the Shareholders.

                  9.4  Financial Statements, Etc.

                  (a) The Company and the Shareholders covenant and agree to deliver to Delphi, promptly upon the same becoming available to the Company, copies of any financial statements or reports, filings, orders, and other communications delivered to or received from governmental authorities with respect to the licensure of the Company or any of its subsidiaries or any other material matter from the date hereof through the Closing Date.

                  (b) The Company and the Shareholders covenant and agree to deliver to Delphi, promptly upon the same becoming available to the Company, copies of regularly prepared monthly quarterly and annual financial statements with respect to the Company or any of its subsidiaries from the date hereof until the Closing Date.

                  (c) Delphi covenants and agrees to provide to the Company and the Shareholders copies of any filings with the SEC made after the date hereof and prior to the Closing Date.

                  9.5 Publicity. The Company and Delphi agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of the NYSE, in which event the party making such determination will, if practicable in the circumstances, use all commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

                  9.6 No Solicitation. The Company agrees that it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any kind of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Delphi) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. The Company shall immediately advise Delphi in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Transaction (including the material terms thereof).

                  9.7 Confidentiality. All documents and information furnished to Delphi or the Company pursuant to this Agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement dated as of April 16, 1998 between Delphi and the Company (the "Confidentiality Agreement"), the terms of which are incorporated by reference herein and shall apply, for purposes of this Agreement, to Delphi, the Company and the Shareholders as if each had executed such agreement.

                  9.8 Resignation of Directors. At or prior to the Effective Time, the Company shall deliver to Delphi the resignations of the directors of the Company and its subsidiaries, effective at the Effective Time.

                  9.9 Fees and Expenses. Whether or not the Merger is consummated, the Company, the Shareholders and Delphi shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of agents, representatives, counsel and accountants, except that Delphi shall bear and pay the costs and expenses incurred in connection with the filing, printing and mailing of the registration statement on Form S-3 required by the Registration Rights Agreement as, and to the extent, set forth therein.

                  9.10 Tax Treatment. Each of Delphi and the Company shall treat the Merger as a tax free reorganization under the provisions of Section 368 of the Code on its Tax Returns, unless otherwise required by law.

                  9.11 Amendment of Tax Returns. The Shareholders shall not amend (or cause or permit to be amended) any Tax Returns relating to a taxable period (or portion thereof) ending on or prior to the Effective Time, of the Company or any subsidiary without Delphi's prior written consent.

                  9.12  Transfer Restrictions.

                  (a) Each Shareholder agrees that it will not sell, offer to sell, pledge, hypothecate, transfer or otherwise dispose of ("transfer") any of its shares of Company Capital Stock except (i) to Delphi or Delphi Subsidiary in accordance with this Agreement or (ii) for estate planning purposes and for no consideration, to a spouse, child or other lineal descendant of such Shareholder or a trust, so long as the Shareholder or one or more of the foregoing individuals retain substantially all of the controlling or beneficial interest thereunder (a "Permitted Transfer"), in which event such individual or trust shall be deemed an additional party to this Agreement, without releasing the original Shareholder from its obligations hereunder.

                  (b) Each Shareholder receiving shares of Delphi Common Stock comprising the Stock Merger Consideration agrees that it will not transfer such shares except (a) pursuant to an effective registration statement under the Securities Act covering such transfer of such shares, (b) pursuant to Rules 144 and 145, as applicable, under the Securities Act or (c) with the prior written consent of Delphi or pursuant to a Permitted Transfer, pursuant to another available exemption from the registration requirements of the Securities Act. In connection with any transfer of such shares other than pursuant to an effective registration statement or a Permitted Transfer or to Delphi or an Affiliate of Delphi, Delphi may, in its discretion, require the transferor thereof to provide to Delphi a written opinion of counsel reasonably acceptable to Delphi, the form and substance of which opinion shall be reasonably satisfactory to Delphi, to the effect that such transfer does not require registration under the Securities Act.

                  (c) Each Shareholder receiving notes of Delphi comprising the Note Consideration agrees that it will not transfer such notes without the prior written consent of Delphi.

                  9.13  Noncompetition.

                  (a) Prohibited Activities. Each of the Shareholders agrees that, for a period of four years following the Effective Time, he shall not:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or any future subsidiary, division or other business of Delphi engaged in business as a third party administrator for absence management, worker's compensation or disability insurance (a "Delphi TPA") within the United States of America (the "Territory");

                  (ii) call upon or hire any person who is, at that time, or who was at any time within one year prior to that time, an employee of Delphi or the Company (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Delphi or the Surviving Corporation (including its subsidiaries);

                  (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of Delphi or the Company (including their respective subsidiaries) within the Territory for the purpose of soliciting or selling products or services within the Territory that are competitive with those of the Surviving Corporation or any other Delphi TPA;

                  (iv) call upon any prospective acquisition candidate, on the Shareholder's own behalf or on behalf of any competitor, which candidate was called upon by the Company within one year prior to the Closing Date (including its subsidiaries) or was the subject of an acquisition analysis conducted by the Company (including its subsidiaries); or

                  (v) disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

                  Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Shareholder from (i) acquiring as an investment not more than one percent of the capital stock of any business enterprise whether or not engaged in competition with the Company or Delphi (including their respective subsidiaries) to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign exchange or (ii) engaging in any activity to which Delphi shall have provided its prior written consent.

                  (b) Damages. Because of the difficulty of measuring economic losses to Delphi and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Delphi and the Surviving Corporation for which they would have no other adequate remedy, each Shareholder agrees that, in the event of a breach by him of the foregoing covenant, the covenant may be enforced by Delphi or the Surviving Corporation by, without limitation, injunctions and restraining orders.

                  (c) Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 9.13 impose a reasonable restraint on each Shareholder in light of the activities and business of Delphi on the date of the execution of this Agreement and the current and future plans of Delphi and the Surviving Corporation (as successors to the businesses of the Company).

                  (d) Severability; Reformation. The covenants in this Section
9.13 are severable and separate, and the unen-forceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

                  (e) Independent Covenant. All of the covenants in this Section
9.13 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Shareholders against the Company, the Surviving Corporation or Delphi, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of four years stated above shall be computed by excluding from such computation any time during which the Shareholders are found by a court of competent jurisdiction to have been in violation of any provision of this Section 9.13 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Delphi or the Surviving Corporation seeks to enforce the agreements and covenants of the Shareholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if the Shareholders are found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

                  (f) Materiality. The Company and the Shareholders hereby agree that the covenants set forth in this Section 9.13 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

                  9.14  Nondisclosure of Confidential Information.

                  (a) Shareholders. Each of the Shareholders recognizes and acknowledges that he has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. Each of the Shareholders agrees that he will not disclose any such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Delphi, the Company and the Surviving Corporation, or any of their subsidiaries and affiliates, unless (i) the Shareholders can show that such information has become known to the public generally through no fault of the Shareholders, (ii) disclosure is required by law or the order of any governmental authority, or (iii) the disclosing party reasonably believes, based on the advice of counsel, that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided that, prior to disclosing any information pursuant to clause
(i), (ii) or (iii) above, the Shareholder shall give prior written notice thereof to Delphi and provide Delphi with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. In the event of a breach or threatened breach by the Shareholders of the provisions of this Section 9.14, Delphi and the Surviving Corporation shall be entitled to an injunction restraining the Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Delphi and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Delphi, the Surviving Corporation and the Shareholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

                  9.15 NYSE Listing. Delphi shall promptly after the Closing Date prepare and submit to the NYSE a listing application covering the shares of Delphi Common Stock to be issued in the Merger and shall use its commercially reasonable efforts to obtain, prior to the effectiveness of the registration statement to be filed pursuant to the Registration Rights Agreement, approval for the listing of such Delphi Common Stock, subject to official notice of issuance.


                                    ARTICLE X

                              CONDITIONS TO CLOSING

                  10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) No Injunctions or Restraints. No material judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

                  (b) Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority or any other third party and the expiration or termination of any applicable regulatory waiting periods required for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, those set forth in Section 6.5 of the Disclosure Schedules.

                  (c) Registration Rights Agreement. The Shareholders and Delphi shall have entered into the Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

                  (d) Side Letter. The Side Letter creating the Employee Bonus Fund and establishing the funding criteria thereof shall have been entered into by the parties thereto.

                  10.2 Conditions to Obligations of Delphi. The obligation of Delphi to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations, warranties and covenants of the Company and the Shareholders set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of earlier date, in which case as of such date). The Company shall have delivered to Delphi an officer's certificate and the Shareholders shall have delivered a certificate, each in form and substance and determined on a basis satisfactory to Delphi and its counsel, to the effect of the matters stated in this Section 10.2(a) and Section 10.2(b).

                  (b) Performance of Obligations of the Company and the Shareholders. The Company and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Audit Opinion; SAS 71 Report; Recast EBITDA Review. Ernst & Young LLP, the Company's independent accountants, shall have delivered an audit opinion covering the December 31 Financials and a SAS 71 Report referred to in Section 6.6(b) hereof covering the Interim Financials, each in form and substance acceptable to Delphi. In addition, Ernst & Young LLP shall have reviewed the EBITDA of the Company for the twelve calendar months ended May 31, 1998 and made adjustments for expenses that will not recur after the Closing Date, and such recast EBITDA will be at least $3.1 million.

                  (d) Shareholders' Equity. The shareholders' equity of the Company shall be calculated by the Company and Delphi, to the satisfaction of such parties, to be at least $1.5 million (after giving effect to (i) a distribution (in an amount not to exceed $450,000) to be made not later than July 31, 1998 to the Shareholders of previously undistributed profits accumulated by the Company while it was a S Corporation and (ii) the payment of legal and accounting expenses related to the Merger). The Company shall have delivered to Delphi a certificate of its principal financial officer, in form and substance and determined on a basis satisfactory to Delphi, to the effect of the matters stated in this Section 10.2(d) and Sections 10.2(e) and (f), together with evidence of the repayment of such indebtedness.

                  (e) Capital Contributions; Uses Thereof; Extraordinary Expenses. The Shareholders shall have contributed an aggregate of $3.8 million to the Company, $3.65 million of which shall have been applied to repay in full all obligations under the promissory notes held by Thomas H. Larkin, Jr. ("Larkin") and Michael L. Oliver ("Oliver"). In addition, the Shareholders shall have repaid in full their personal debts to Oliver and Larkin in an aggregate amount of $201,000.

                  (f) Repayment of Indebtedness for Money Borrowed. The Company shall have repaid in full all outstanding indebtedness for money borrowed by the Company using newly contributed funds from the Shareholders.

                  (g) Real Estate Holding Corporation. The Company shall have
         (i) delivered an affidavit stating, under penalty of perjury, that (A) the Company is not and has not been at any time during the five-year period prior to the Effective Time a "United States real property holding corporation," as defined for purposes of section 897(c)(2) of the Code and (B) as of the Effective Time, interests in the Company are not United States real property holding company interests by reasons of Section 897(c)(1)(B) of the Code and (ii) complied with the requirements of Treas. Reg. Section 1.897-2(h) and provided evidence (reasonably satisfactory to Delphi) of such compliance.

                  (h) Employment Agreements. Each of Martin A. Grable and David
         F. Nolan shall have entered into an employment agreement with the Surviving Corporation in the respective forms set forth as Exhibit F hereto.

                  (i) Tax Opinion. Delphi shall have received an opinion of Cahill Gordon & Reindel, special tax counsel to Delphi, dated on or about the Closing Date, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; that each of Delphi, Delphi Subsidiary and the Company will be a party to the reorganization within the meaning of
         Section 368(b) of the Code; that gain, if any, realized by a Shareholder on the exchange of Company Capital Stock for the Merger Consideration will be recognized only to the extent of the Non-Stock Merger Consideration received by such Shareholder; and that no loss will be recognized by a Shareholder on the exchange of Company Capital Stock for the Merger Consideration pursuant to the Merger.

                  (j) Opinion of Company Counsel. Delphi shall have received an opinion from Graham & James LLP, counsel to the Company, dated the Closing Date, substantially to the effect set forth in Exhibit G hereto.

                  (k) Gunz Stock Purchase Agreement. All the conditions to closing under the Gunz Stock Purchase Agreement shall have been satisfied or waived.

                  (l) Termination of Shareholders' Agreement. The shareholders' agreement by and among the Shareholders and the Company dated as of June 1, 1992 shall have been terminated by the parties thereto.

                  10.3 Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Delphi set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Delphi shall have delivered to the Company and the Shareholders a certificate of an officer of Delphi, in form and substance and determined on a basis satisfactory to the Company and its counsel, to the foregoing effect.

                  (b) Performance of Obligations of Delphi and Delphi Subsidiary. Delphi and Delphi Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Tax Opinion. The Company shall have received an opinion of Graham & James LLP, counsel to the Company, dated on or about the Closing Date, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(A)(2)(D) of the Code; that each of Delphi, Delphi Subsidiary and the Company will be a party to the reorganization within the meaning of
         Section 368(b) of the Code; that gain, if any, realized by a Shareholder on the exchange of Company Capital Stock for the Merger Consideration will be recognized only to the extent of the Non

         Stock Merger Consideration received by such Shareholder; and that no loss will be recognized by a Shareholder on the exchange of Company Capital Stock for the Merger Consideration pursuant to the Merger.

                  (d) Opinion of Delphi Counsel. The Company shall have received an opinion from Cahill Gordon & Reindel, special counsel to Delphi, substantially to the effect set forth in Exhibit H hereto.


                                   ARTICLE XI

                                   TERMINATION

                  11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of the Company and Delphi;

                  (b) by either the Company and the Shareholders as a group, on the one hand, or Delphi, on the other hand:

                           (i) if the Merger shall not have been consummated by
                  July 31 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party (with the Company and the Shareholders deemed to be a single party for this purpose) whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

                           (ii) if any Restraint having any of the effects set
                  forth in Section 10.1(a) shall be in effect and shall have become final and nonappealable;

                  (c) by Delphi, if the Company or any Shareholder shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by the Company or such Shareholders, as the case may be, of a written notice of such breach from Delphi specifying the breach and requesting that it be cured); or

                  (d) by the Company and the Shareholders as a group, if Delphi shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by Delphi of a written notice of such breach from the Company and the Shareholders specifying the breach and requesting that it be cured).

                  11.2 Effect of Termination. The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article XI, this Agreement shall become void and have no effect, with no liability on the part of any party or its shareholders or stockholders or directors or officers in respect thereof except for (i) agreements which survive the termination of this Agreement, (ii) any liability that Delphi, the Company or any Shareholder might have arising from a breach of this Agreement and (iii) in the event of termination pursuant to Section 11.1(c) or (d), then notwithstanding Section 9.9, the breaching party (with the Company and the Shareholders deemed to be a single party for this purpose) shall be liable to the other party for any expenses incurred in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.


                                   ARTICLE XII

                                 INDEMNIFICATION

                  12.1  Delphi's Losses.

                  (a) For purposes of this Section 12.1 only, the term "Shareholders" shall include Cheryl Nolan, a shareholder of

Gunz & Associates, Inc. and a party to the Gunz Stock Purchase Agreement. Subject to the other provisions of this Article XII, the Shareholders agree, severally and not jointly, to indemnify and hold harmless Delphi, Delphi Subsidiary and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (collectively, the "Delphi Indemnified Parties" and, each, a "Delphi Indemnified Party") from, against and in respect of any and all Delphi's Losses (as defined below) suffered, sustained, incurred or required to be paid by any Delphi Indemnified Party by reason of (i) any representation or warranty made by any of the Shareholders (to the extent a party hereto) in Article V of this Agreement, in the Disclosure Schedule or in any certificate or other document or instrument delivered by or on behalf of any Shareholder in connection herewith (all of which, for purposes of this Article XII, shall be read as if they contained no qualifications for material adverse effect or material adverse change and no other qualifications, exceptions or provisos relating to materiality) being untrue or incorrect in any material (as defined below) respect; (ii) any representation or warranty made by any of the Shareholders in Article II of the Gunz Stock Purchase Agreement, in the Disclosure Schedule to such agreement or in any certificate or other document or instrument delivered by or on behalf of any Shareholder in connection therewith (all of which, for purposes of this Article XII, shall be read as if they contained no qualifications for material adverse effect or material adverse change and no other qualifications, exceptions or provisos relating to materiality) being untrue or incorrect in any material (as defined below) respect; or (iii) any failure by any of the Shareholders to observe or perform any of their respective covenants and agreements set forth in this Agreement and the Gunz Stock Purchase Agreement in any material respect.

                  (b) Subject to the other provisions of this Article XII, the Shareholders agree, severally and not jointly, to indemnify and hold harmless the Delphi Indemnified Parties from, against and in respect of any and all Delphi's Losses suffered, sustained, incurred or required to be paid by Delphi by reason of (i) any representation or warranty made by the

Company and the Shareholders (to the extent a party hereto) in Article VI of this Agreement, in the Disclosure Schedule or in any certificate or other document or instrument delivered by or on behalf of the Company in connection herewith (all of which, for purposes of this Article XII, shall be read as if they contained no qualifications for material adverse effect or material adverse change and no other qualifications, exceptions or provisos relating to materiality) being untrue or incorrect in any material (as defined below) respect; (ii) any representation or warranty made by the Company and the Shareholders in Article III of the Gunz Stock Purchase Agreement, in the Disclosure Schedule to such agreement or in any certificate or other document or instrument delivered by or on behalf of the Company in connection therewith (all of which, for purposes of this Article XII, shall be read as if they contained no qualifications for material adverse effect or material adverse change and no other qualifications, exceptions or provisos relating to materiality) being untrue or incorrect in any material (as defined below) respect; (iii) any failure by the Company or the Shareholders to observe or perform any of its covenants and agreements set forth in this Agreement and the Gunz Stock Purchase Agreement in any material respect; or (iv) the business, operations or assets of the Company and each of its subsidiaries and predecessors prior to the Closing Date or the actions or omissions of the directors, officers, shareholders, employees or agents thereof prior to the Closing Date, other than Delphi's Losses directly arising from matters expressly disclosed in this Agreement, the Gunz Stock Purchase Agreement or the Disclosure Schedules hereto and thereto.

                  (c) "Delphi's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Shareholders' consent, not to be unreasonably withheld), losses, liabilities, claims, costs and expenses (including, without limitation, reasonable fees of attorneys, consultants and technical representatives). For purposes of indemnification pursuant to this Section 12.1 and for purposes of the representations and warranties and covenants herein and in the Gunz Stock Purchase Agreement insofar as they form a basis for such indemnification, "material" shall mean that the amount of

Delphi's Losses suffered, sustained, incurred or required to be paid by reason of a representation or warranty being untrue or incorrect or a failure to observe or perform shall, taken together with all other Delphi's Losses suffered, sustained, incurred or required to be paid by reason of any other such breach or failure, have exceeded $500,000, in which event the Shareholders' indemnification shall be effective with respect to all such Delphi's Losses in excess of such amount. The aggregate amount of any Shareholder's liability under this Article XII shall not exceed such Shareholder's Portion of the Merger Consideration plus such Shareholder's Portion (as defined in the Gunz Stock Purchase Agreement) of the Consideration (as defined in the Gunz Stock Purchase Agreement).

                  12.2  Shareholders' Losses.

                  (a) Subject to the other provisions of this Article XII, Delphi agrees to indemnify and hold harmless the Shareholders and any recipient of Company Common Stock, Delphi Common Stock or notes received in a Permitted Transfer or transfer otherwise made in accordance with Section 9.12 hereof and their respective successors (collectively, the "Shareholder Indemnified Parties" and each, a "Shareholder Indemnified Party") from, against, for and in respect of any and all Shareholders' Losses (as defined below) suffered, sustained, incurred or required to be paid by any Shareholder Indemnified Party by reason of (i) any representation or warranty made by Delphi in Article VII of this Agreement, in the Disclosure Schedule or in any certificate or other document or instrument delivered by or on behalf of Delphi in connection herewith being untrue or incorrect in any material respect; or (ii) any failure by Delphi to observe or perform its covenants and agreements set forth in this Agreement in any material respect.

                  (b) "Shareholders' Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Delphi's consent, not to be unreasonably withheld), losses, liabilities, claims, costs and expenses (including, without limitation, reasonable fees of attorneys, consultants and technical representatives).

                  12.3 Notice of Loss. Except to the extent set forth in the next sentence, Delphi and the Shareholders will not have any liability under the indemnity provisions of this Article XII with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given written notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article XII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Delphi's Losses pertaining to matters set forth in Section 12.l(a) and Section 12.1(b), the Shareholders shall be the Indemnifying Party and the Delphi Indemnified Party or Parties suffering such Delphi's Losses shall be the Indemnified Party. With respect to the Shareholders' Losses, Delphi shall be the Indemnifying Party and the Shareholder Indemnified Party or Parties suffering such Shareholders' Losses shall be the Indemnified Party.

                  12.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, proceeding or claim for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to assume control of the defense of any such suit, action, investigation, proceeding or claim at its own cost and expense, and to settle or compromise such suit, action, investigation, proceeding or claim in its discretion, subject to the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to as-sume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, proceeding or claim, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable fees of attorneys, consultants and technical representatives, disbursements and all amounts paid as a result of such suit, action, investigation, proceeding or claim or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

                  12.5 Cooperation. The Delphi Indemnified Parties, the Shareholder Indemnified Parties and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

                  12.6 Subrogation. In the event the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article XII, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amounts paid by it pursuant to this
Article XII in connection therewith.


                                  ARTICLE XIII

                                  MISCELLANEOUS

                  13.1 Survival of Covenants, Agreements, Representations and Warranties.

                  (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Effective Time and shall continue in full force and effect thereafter according to their terms without limit as to duration.

                  (b) Representations and Warranties. All representations and warranties contained herein shall survive the Effective Time and shall continue in full force and effect thereafter for the period from the Effective Time until the date that is two years after the Effective Time, except that (i) the representations and warranties in Section 6.17 and Section 6.27 shall survive until ten (10) days after all potential claims thereon shall be barred by the applicable statute of limitations, (ii) the representations and warranties made in Section 6.15 (insofar as the representations and warranties therein relate to environmental matters) and Section 6.19 shall survive for a period of four years after the Effective Time and (iii) the representations and warranties made in
Article V shall survive indefinitely; provided that, in the event any claim for a breach of any representation or warranty has been asserted prior to the last day such representation or warranty would otherwise survive pursuant to this
Section 13.1, such represen-
tation and warranty shall survive until final disposition of such claim.

                  13.2  Closing and Waiver.

                  (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 11.1 hereof, a closing (the "Closing" and the date and time thereof being the "Closing Date") will be held on June 30, 1998 or such other date as the parties may agree after the conditions set forth in Sections 10.1, 10.2 and 10.3 shall have been satisfied or waived. The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York or at such other places as the parties may agree. Simultaneously therewith, the Delaware Certificate of Merger will be filed and promptly thereafter, the California Certificate of Merger will be filed.

                  (b) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

                  13.3  Notices.

                  (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Delphi or Delphi Subsidiary:

                           Delphi Financial Group, Inc.
                           1105 North Market Street, Suite 1230
                           P.O. Box 8985
                           Wilmington, Delaware  19899

                           Facsimile No.:  (302) 427-7663
                           Attention:  President

                           with copies to:

                           Delphi Capital Management, Inc.
                           650 Madison Avenue
                           New York, NY 10022

                           Facsimile No.:  (212) 838-7598
                           Attention:  President

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005

                           Facsimile No.:  (212) 269-5420
                           Attention:  Geoffrey E. Liebmann, Esq.

                  If to the Company:

                           Matrix Absence Management, Inc.
                           2099 Gateway Place, Fifth Floor
                           P.O. Box 11035
                           San Jose, CA  95103

                           Facsimile No.:  (408) 467-9662
                           Attention:  David F. Nolan
                           with a copy to:

                           Graham & James LLP
                           600 Hansen Way
                           Palo Alto, California  94304
                           Facsimile No.:  (650) 856-3619
                           Attention:  Joe C. Sorenson, Esq.

                  If to the Shareholders:

                           John H. Payne
                           P.O. Box 8895
                           16517 Via Lago Azul
                           Rancho Santa Fe, CA  92067

                           David F. Nolan
                           1289 Mokelumne Place
                           San Jose, CA  95120

                           Martin A. Grable
                           18400 Overlook Road, #65
                           Los Gatos, CA  95030

                           Thomas E. Sitter
                           1125 Taylor Street, Suite 5
                           San Francisco, CA  94108

                           with a copy to:

                           Graham & James LLP
                           600 Hansen Way
                           Palo Alto, California  94304
                           Facsimile No.:  (650) 856-3619
                           Attention:  Joe C. Sorenson, Esq.

                  (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile (with receipt confirmed); and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

                  13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.5 Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                  13.6 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  13.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement, except for rights of Delphi Indemnified Parties and Shareholder Indemnified Parties as set forth in Article XII (Indemnification).

                  13.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                  13.9 Entire Agreement. This Agreement, the Gunz Stock Purchase Agreement, the Registration Rights Agreement, the Side Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

                  13.10 No Recourse Against Others. No director, officer or employee, as such, of Delphi, Delphi Subsidiary or the Company or any of their respective subsidiaries shall have any liability for any obligations of Delphi, Delphi Subsidiary or the Company, respectively, under this Agreement for any claim based on, in respect of or by reasons of such obligations or their creation.

                  13.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.


                                     DELPHI FINANCIAL GROUP, INC.


                                     By:   /s/ Robert M. Smith, Jr.
                                           ------------------------------
                                           Name:  Robert M. Smith, Jr.
                                           Title: Vice President


                                     MATRIX ABSENCE MANAGEMENT, INC.


                                     By:   /s/ David F. Nolan
                                           -----------------------------
                                           Name:  David F. Nolan
                                           Title: Chief Executive Officer




                                     SHAREHOLDERS:


                                      /s/ John H. Payne
                                      ----------------------------------
                                      John H. Payne


                                      /s/ David F. Nolan
                                      ----------------------------------
                                      David F. Nolan


                                      /s/ Martin A. Grable
                                      ----------------------------------
                                      Martin A. Grable


                                      /s/ Thomas E. Sitter
                                      ----------------------------------
                                      Thomas E. Sitter

                                                                       EXHIBIT A

                           SUBSIDIARIES OF THE COMPANY

Matrix Payroll Services, Inc.

Gunz & Associates, Inc.

                                                                       EXHIBIT B

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE DISTRIBUTED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OFFERED UNLESS THERE IS IN EFFECT A REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER OR A NO-ACTION LETTER FROM THE COMMISSION INDICATING THAT SUCH DISTRIBUTION, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OFFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND LAWS.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON RESALE CONTAINED IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 11, 1998, A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE ISSUER.

No.                                          US $

                          DELPHI FINANCIAL GROUP, INC.

                      SUBORDINATED PROMISSORY NOTE DUE 2003

                  FOR VALUE RECEIVED, DELPHI FINANCIAL GROUP, INC. (the "Company") promises to pay to ___________________, the registered holder hereof (the "Holder"), the principal sum of _________________ United States Dollars (US $ ) on _________, 2003 (the "Maturity Date").

                  The undersigned hereby further agrees to pay accrued interest, in like money, at a rate per annum equal to eight percent (8%), payable semi-annually on January 1 and July 1 of each year, the first such payment to commence January 1, 1999. Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

                  The principal of and interest on this Promissory Note is payable in cash in such coin or currency of the United

States of America as at the time of payment is legal tender for payment of public and private debts. The Company shall make any payments of principal or interest hereunder, less any amounts required by law to be deducted as set forth in Section 1 below, by check payable to the order of the registered holder of this Promissory Note as of the tenth day prior to the interest payment date or the Maturity Date, as the case may be, addressed to such holder at the address last appearing on the records of the Company as designated in writing by the Holder from time to time. The forwarding of such check shall constitute a payment of principal or interest, as applicable, hereunder and shall satisfy and discharge the liability for principal or interest, as applicable, of this Promissory Note to the extent of the sum represented by such check plus any amounts so deducted.

                  This Promissory Note is subject to the following additional provisions:

                  Withholding. The Company shall be entitled to withhold from all payments of principal or interest of this Promissory Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and the Holder shall execute and deliver all required documentation in connection therewith.

                  Registered Holder. Unless the Company receives transfer documentation relating to a transfer permitted by Section 4 hereof and this Promissory Note has been presented together with such documentation, the Company and any agent of the Company may treat the person in whose name this Promissory
Note is duly registered on the Company's records as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Promissory Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

                  No Recourse to Others. No recourse shall be had for the payment of the principal of or interest on this Promissory Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                  Transfer Restrictions. The Holder, by acceptance hereof, agrees that this Promissory Note is being acquired for investment and that such Holder will not offer, sell, resell, pledge, assign or otherwise transfer or dispose of this Promissory Note, except in accordance with Section 9.12(c) of the Agreement and Plan of Merger dated as of June 11, 1998 and under circumstances which will not result in a violation of the Securities Act of 1933 or any applicable state Blue Sky laws or similar laws relating to the sale of securities.

                  Default. The following shall constitute an "Event of Default":

         The Company shall default in the payment of principal on this Promissory Note when due and such default shall continue for a period of 10 days; or

         The Company shall default in the payment of interest on this Promissory Note when due and such default shall continue for a period of 30 days; or

         Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may, upon written notice to the Company, consider this Promissory Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any further period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

                  Subordination. (a) The Company and the Holder covenant and agree that the payment of the principal of and interest on this Promissory Note shall be subordinated in right of payment to the prior payment in full in cash of all of the Company's indebtedness or obligations of any kind whatsoever outstanding from time to time that is not expressly designated as subordinated indebtedness (the "Senior Debt"). In the event of any insolvency, bankruptcy or similar proceedings relative to the Company or to its property, then:

                  the holders of Senior Debt shall be entitled to receive payment in full in cash of all amounts due on or in respect of all Senior Debt before the Holder is entitled to receive any payment or distribution of any kind or character on account of this Promissory Note;

                  any payment or distribution by the Company of any kind or character to which the Holder would be entitled but for the provisions of this Section 6 shall be paid, ratably, directly to the holders of Senior Debt or their representative or representatives; and

                  in the event that, notwithstanding the foregoing, the Holder shall have received any payment or distribution by the Company of any kind or character, from and after the date of any such event set forth above before all Senior

         Debt is paid in full in cash, then and in such event such payment or distribution shall be paid over or delivered forthwith to the Senior Debt or other person or entity making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid.

                  (b) In case any payment or distribution shall be paid or delivered to any Holder in violation or contravention of the terms of this
Section 6, such payment or distribution shall, upon such Holder's receipt of notice of such violation or contravention, be held in trust for and paid and delivered ratably to the holders of Senior Debt (or their duly authorized representatives), until all Senior Debt shall have been paid in full.

                  General Provisions.

                  (a) GOVERNING LAW. THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                  (b) Amendment. No amendment or modification of the terms of this Promissory Note shall be binding on either the Holder or the Company unless reduced to writing and signed by an authorized officer of the party to be bound.

                  (c) Binding Effect. This Promissory Note shall be binding upon and inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.

                  (d) Obligations of Note Holder. By accepting this Promissory Note, the Holder agrees to all of its obligations contained herein.

                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:  ________________, 1998

                                    DELPHI FINANCIAL GROUP, INC.


                                    By:    _______________________________
                                           Name:
                                           Title:

                                                                    Exhibit C to
                                                                Merger Agreement
                                                                ----------------


                     Company         Series A                                                                         Total
                     Common          Preferred          Stock Merger         Note                Cash Merger          Shareholder's
Shareholder          Stock           Stock              Consideration        Consideration       Consideration        Portion(1)
-----------          -----           -----              -------------        -------------       -------------        --------
Grable                866,087              -0-          53,215 shares        $2,000,000          $2,357,255            $7,357,255
Nolan                 866,087              -0-          75,388                1,650,000           1,457,255             7,357,255
Payne                 163,727          918,000         186,253                      -0-           1,715,994            12,215,994
Sitter                109,149          612,000          70,954                2,000,000           2,143,996             8,143,996
                    ---------        ---------         --------------        ----------          ----------           -----------
Total               2,005,050        1,530,000         385,810 shares        $5,650,000          $7,674,500           $35,074,500

(1) Including the approximate value of Stock Merger Consideration based on a price of $56.375 per share of Delphi Common Stock

                                                                       EXHIBIT D


Contingent Consideration Determination Procedures

OBJECTIVE:

The following procedures are intended to be a measurement tool for the Contingent Consideration to be paid pursuant to Section 3.4 of the Merger Agreement (to which these procedures are attached as Exhibit D) based upon the GAAP EBITDA of the Surviving Corporation (as the successor to Matrix Absence Management, Inc. ("Matrix" or the "Company")). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

It is intended that the Surviving Corporation's EBITDA be adjusted (positively or negatively) for any items or transactions determined or imposed by Delphi or its affiliates that were not contemplated in the stand-alone projections of Matrix, including, but not limited to, the following: additional expenses imposed by Delphi, additional investments made by Delphi, asset transfers, effects of "purchase" accounting adjustments under GAAP, and affiliated transactions. The calculation of EBITDA will be made within 90 days after each Anniversary Date.

CALCULATION:

The parties shall have agreed on the amount of Base EBITDA on or before the Closing Date.

Delphi shall provide Messrs. Nolan and Grable (the "Shareholders") with a detailed written calculation of its determination of whether the applicable EBITDA goal has been achieved and whether a contingency payment is due and owing under the Merger Agreement(each such determination, a "Delphi Determination") within 90 days after each Anniversary Date.

ARBITRATION:

If the Shareholders shall disagree with any Delphi Determination, the Shareholders shall give written notice of such disagreement to Delphi within 10 business days after receipt of the applicable Delphi Determination. If, within 20 business days after Delphi's receipt of such notice of disagreement, Delphi and the Shareholders are unable to agree with regard to any Delphi Determination, the disagreement may be submitted to arbitration by either Delphi or the Shareholders, which arbi-tration election shall be final and binding on the parties. The party instituting the arbitration procedures shall give written notice to the other party of its election to arbitrate, and such notice shall specify the name and address of the person designated to act as an arbitrator on its behalf. Within 10 business days after the service of such notice, the second party shall notify the first party of the appointment of the person designated to act as arbitrator on the second party's behalf. If the second party fails to notify the first party of the appointment of its arbitrator within the period specified above, then the second arbitrator shall be appointed by the American Arbitration Association ("AAA"), or any organization successor thereto, in accordance with its then prevailing rules. The two arbitrators so chosen shall meet within 10 business days after the second arbitrator is appointed and shall select the third arbitrator by mutual agreement. If the two arbitrators shall fail to appoint a third arbitrator within 10 business days after the second arbitrator is appointed, then the third arbitrator shall be appointed by AAA, or any organization successor thereto, in accordance with its then prevailing rules. Each arbitrator chosen or appointed pursuant to this Exhibit D shall be an active or retired officer of an insurance or reinsurance company and shall be a disinterested person.

The arbitrators shall review the relevant provisions of the Merger Agreement and any documents or materials supplied by either party supporting such party's position. The arbitrators shall render their decision with regard to the disputed Delphi Determination upon the concurrence of at least two of their number not later than 30 business days after the appointment of the third arbitrator. The decision of the arbitrators shall be in writing, and counterpart copies shall be delivered to each of Delphi and the Shareholders. In rendering their decision, the arbitrators shall have no power to modify any of the provisions of the Merger Agreement. The decision of the arbitrators shall be final and binding. All arbitration proceedings shall occur in New York, New York and, absent express written agreement by the parties to the contrary, shall be governed by the then prevailing rules of AAA, or any organization successor thereto. Judgment may be entered on the award of the arbitrators and may be enforced in accordance with the laws of the State of New York.

Immediately upon a party hereto giving written notice of its election to arbitrate hereunder, Delphi agrees upon reasonable advance request to cause the Surviving Corporation to provide the Shareholders with access to the books and records of the

Surviving Corporation which reasonably relate to the Delphi Determination in dispute at reasonable times during the normal business hours of the Surviving Corporation.

Each party shall pay the fees and expenses of the original arbitrator that it appointed (or, in the case of the second party, the arbitrator appointed on its behalf if it should fail to appoint its own arbitrator). The fees and expenses of the third arbitrator and all other expenses of the arbitrators shall be borne by the parties equally. Each party shall bear the expense of its own counsel and the preparation and presentation of proof, or supportive documentation.